Exhibit 3.1
CERTIFICATE OF FORMATION
OF
PEMBROOK REALTY CAPITAL LLC
     This Certificate of Formation of Pembrook Realty Capital LLC (the “Company”), dated as of June 22, 2011, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.
     1. Name. The name of the limited liability company formed hereby is Pembrook Realty Capital LLC.
     2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.
     3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Stuart J. Boesky
Name:	Stuart J. Boesky
Title:	Authorized Person